Exhibit 10.22

LICENSE AGREEMENT

THIS Agreement (“License Agreement”) is entered into this 20th day of November, 2019 (“Effective Date”) between NORTH CAROLINA STATE UNIVERSITY, a constituent institution of the University of North Carolina and a nonprofit educational and research institution organized under the laws of North Carolina ("NCSU"), having its principal office at Campus Box 8210, Raleigh, North Carolina 27695-8210, and HOTH THERAPEUTICS ,INC., a corporation organized under the laws of Nevada ("Licensee"), with its corporate headquarters in New York and having its principal office at 1 Rockefeller Plaza, 10th Floor, New York, NY, 10020.

RECITALS

A. NCSU owns certain Patent Rights (defined below) and has the right to grant licenses under the Patent Rights.

B. NCSU desires to have the Patent Rights developed and commercialized to benefit the public and is willing to grant a license to the Licensee for that purpose.

C. Licensee is sponsoring research at NCSU to help further develop and validate the technology disclosed and claimed in with the Patent Rights.

D. Licensee desires to obtain a license under the Patent Rights upon the terms and conditions set forth in this License Agreement.

Therefore, in consideration of these Recitals, any sums to be paid, any rights granted, and the mutual promises contained in this License Agreement, the parties agree to the following

TERMS AND CONDITIONS:

ARTICLE 1 – DEFINITIONS

For the purposes of this License Agreement, the terms and phrases below have the following definitions:

1.01 “Affiliate” means any corporation or non-corporate entity that controls, is controlled by or is under the common control with Licensee. A corporation or a non-corporate entity, as applicable, is deemed to be in control of another corporation if (a) it owns or directly or indirectly controls at least 50% of the voting stock of the other corporation or (b) in the absence of ownership of at least 50% of the voting stock of a corporation, or in the case of a non-corporate entity, if it possesses directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation or non-corporate entity, as applicable.

1.02 “Field of Use” means all fields of use.

1.03 “First Commercial Sale” means any transfer for value of a Licensed Product(s) in an arms-length transaction to an independent Third Party distributor, agent or end user in a country after obtaining, all approvals or authorizations from applicable authorities (including, if applicable, regulatory authorities) required for the manufacture, importation, marketing, promotion, pricing, reimbursement and sale of the Licensed Product(s) in such country.

1.04 “Licensed Products” means products the discovery, development, manufacture, use, sale, offer for sale or import of which, in the absence of this License Agreement, would infringe at least one claim of an issued patent or patent application within the Patent Rights or products that are made using a process or machine the use of which, in the absence of this License Agreement, would infringe a claim of an issued patent or patent application within the Patent Rights and/or any product or service that is based on, derived from, incorporates, or utilizes, wholly or in part the technical know-how included within the specifications of an issued patent or patent application within the Patent Rights.

1.05 “Licensed Service” means any service that (a) is provided by Licensee to a third party and (b) utilizes Patent Rights or Licensed Product;

1.06 “Licensed Territory” means worldwide.

1.07 “Net Sales” for the purpose of computing royalties under this License Agreement means the total invoiced sales price directly associated with the Licensed Product and/or Licensed Services less any documented charges for (i) sales taxes or other taxes separately stated on the invoice, (ii) shipping and insurance charges associated with the License Product, (iii) deductions for actual allowances for returned or defective goods, (iv) trade discounts, but not cash discounts, and (v) rebates, credits, and chargeback payments (or the equivalent thereof) granted to managed health care organizations, wholesalers, or to federal, state/provincial, local and other governments, including their agencies, purchasers, and/or reimbursers, or to trade customers. In order to assure NCSU the full royalty payments contemplated in this License Agreement, Licensee agrees that in the event any Licensed Products and Licensed Services are sold for purposes of resale, the royalties to be paid in respect to such Licensed Products and/or Licensed Service will be computed on the Net Sales price at which the purchaser for resale sells such products rather than upon the Net Sales price of the Licensee. Specifically excluded from the definition of “Net Sales” are amounts attributable to (i) any sale of any Licensed Product and Licensed Service between or among Licensee and its Affiliates and/or sublicensees, unless the transferee is the end purchaser, user, or consumer of such Licensed Product and/or Licensed Service, or (ii) the provision of reasonable, documented quantities of Licensed Products and/or Licensed Services that are provided for free only for sampling and educational use purposes.

1.08 “Patent Rights” means (a) the patent applications listed and identified as such in Appendix A (hereafter referred to as “Patent Applications”); (b) any patent already issued or issuing on any such Patent Applications; and (c) all divisionals, continuations, continuations-in-part, reissues, certificates, extensions or foreign counterparts of such applications or patents. Continuations-in-part, for the purposes of this License Agreement, means all continuation-in-part applications only to the extent that they cover technology disclosed, claimed in and dominated by the Patent Applications. Notwithstanding the foregoing, Patent Rights does not include those patents and/or patent applications that, during the Term of this License Agreement, cease to be Patent Rights pursuant to Article 8.01 01 (“Prosecution”) or 8.03 (“Surrender of Patent Rights”).

1.09 “Sale or Sold”, for purposes of computing royalties, means when invoiced, rented, exchanged or otherwise transferred by gift or otherwise, including the use of Licensed Products by Licensee or any other person authorized by Licensee, except to the extent that such Licensed Products and/or Licensed Services are used strictly for development of a Licensed Product. Where products are not sold but otherwise transferred, Net Sales for the purposes of computing royalties will be the selling price at which products of similar kind and quality, sold in similar quantities, are currently being offered for sale by Licensee. Where such products are not currently being offered for sale by Licensee, the Net Sales of products otherwise transferred will be the average selling price at which products of similar kind and quality, sold in similar quantities, are then currently being offered for sale by other manufacturers.

1.10 “Sublicense(s), Sublicensed, or Sublicensable” means grant of a sublicense or any other right, license, privilege, or immunity (including but not limited to the grant of the option to acquire a sublicense or rights to negotiate for a sublicense) under the Patent Rights by the Licensee (in accordance with Article 7) to a Third Party.

1.11 “Sublicense Revenues” means all consideration received by Licensee or its Affiliate (net of any tax or similar withholding obligations imposed by any tax or other government authority that are not reasonably recoverable by Licensee) from any Third Party from the grant of a Sublicense to such Third Party by Licensee in the applicable transaction or series of transactions, including, but not limited to, any initial sublicensing fees, option fees, milestone payments (including but not limited to payments received for achieving preclinical, clinical, regulatory, developmental, scale up, sales, or any other milestone), or running royalty payments, but excluding (a) running royalty payments due to NCSU under Article 3.04, (b) purchases of equity or debt of Licensee at the fair market value of such equity, (c) payments for research and development to specifically further the commercialization of any Licensed Products and Licensed Services, and (d) amounts identified and paid for in the Sublicense specifically for the reimbursement of reasonable out of pocket patent prosecution and maintenance costs for the Patent Rights.

1.12 “Term” means the period during which this License Agreement is active in accordance with Article 12.01.

1.13 “Third Party(ies)” means any individual or entity that is not party to this License Agreement or an Affiliate of a party to this License Agreement.

1.14 Certain other defined terms have the meanings given them elsewhere in this License Agreement. As used herein, the term “and/or” when used in the context of listing of entities, refers to the entities being present singly or in combination (for example, the phrase “A and/or B includes A and B individually, but also includes any combinations of A and B).

ARTICLE 2 – LICENSE

2.01 Grant

Subject to the terms and conditions of this License Agreement, NCSU grants to Licensee and Licensee accepts from NCSU an exclusive, Sublicensable license (subject to Article 7) under the Patent Rights for the Field of Use in the Licensed Territory to discover, develop, make, have made, use, lease, import, export, offer to sell and/or sell Licensed Products, and to sell, offer to sell, use, and practice Licensed Services. The foregoing license includes the right to engage Licensee’s Affiliates and Third Party contractors in exercising such rights and in carrying out its activities and obligations under this License Agreement. In addition, the rights licensed to Licensee hereunder shall be extended to Affiliates designated in writing by Licensee, provided that each such Affiliate first agrees in writing to be bound by all the terms and conditions of this License Agreement. Licensee shall deliver to NCSU a copy of said writing within thirty (30) days of its execution. Termination of this License Agreement for any reason whatsoever will result in the automatic and immediate termination of any and all of the aforementioned rights and privileges extended by the Licensee to any of its Affiliates.

2.02 Reservation of Rights

NCSU retains the right, on behalf of themselves and all other non-profit academic or governmental research institutions, to make and use for non-commercial research purposes, including sponsored research and collaborations, the subject matter described and claimed in Patent Rights. As used herein, the term “non-commercial research purposes” means the use of Patent Rights for academic research or other not-for-profit or scholarly purposes which are undertaken at a non-profit or governmental institution that does not use Patent Rights in the production or manufacture of products for sale or the performance of services for a fee.

2.03 No Implied License

Except as expressly provided herein, the license granted hereunder does not confer any rights upon Licensee by implication, estoppel or otherwise as to any technology or intellectual property (including, but not limited to, patent applications, patents, and know-how).

2.04 Government Rights

The United States Government may have a nonexclusive, nontransferable, irrevocable, paid-up license to practice or have practiced throughout the world, for or on behalf of the United States, the inventions described in the Patent Rights. To the extent applicable, the rights granted herein are additionally subject to the requirement that any products sold in the United States based upon Patent Rights must be substantially manufactured in the United States to the extent required by 35 U.S.C. Sec. 204, and any and all other rights as set forth in Public Law 96-517, codified at 35 U.S.C. 200 et seq., and 37 CFR 401 et seq.

Licensee agrees to comply with all obligations resulting from such government rights.

ARTICLE 3 – CONSIDERATION

3.01 On the Effective Date, Licensee will owe to NCSU a non-refundable, non-creditable lump sum license fee of US$25,000.00 (US Twenty Five Thousand Dollars). Licensee will pay the foregoing US$25,000.00 (US Twenty Five Thousand Dollars) to NCSU within thirty (30) of receipt of an invoice, which will be issued by NCSU on or after the Effective Date. Failure to pay NCSU the aforementioned license fee within thirty (30) days of receipt of an invoice is a default for which NCSU at its sole discretion may terminate this License Agreement in accordance with Article 12.03 (“Termination by NCSU”).

3.02 Accrued Patent Expenses

Licensee is not responsible to reimburse NCSU for any patent expenses incurred prior to the Effective Date and associated with the preparation, filing, prosecution, issuance and maintenance of all patent applications within the Patent Rights.

3.03 Future Patent Expenses

Licensee will pay all patent expenses incurred during the Term of this License Agreement starting from the Effective Date and associated with the preparation, filing, prosecution, issuance, post grant/issuance proceedings (such as, but not limited to, post-grant reviews, inter partes review, and ex parte reexamination), and maintenance of all patent applications within the Patent Rights. Licensee must pay all such fees and costs within thirty (30) days of receipt of an invoice, and failure to pay such invoice within such thirty (30) day period is a default for which NCSU may terminate this License Agreement in accordance with Article 12.03.

3.04 Running Royalty

At the times and in the manner set forth in this License Agreement, Licensee must pay to NCSU a royalty equal to two and one-half percent (2.5%) of the Net Sales of Licensed Product and/or Licensed Services Sold by Licensee or its sublicensee.

3.05 Milestone Payments

Licensee must pay to NCSU the non-refundable, non-creditable milestone payments set forth in Appendix B upon the achievement of the milestones described therein (hereafter, “Performance Milestone Fees”). Each Performance Milestone Fee is due and payable within thirty (30) days of Licensee’s achievement of the relevant milestone.

3.06 Sublicensing Fees/Other Consideration

In addition to the running royalty provided in Article 3.04 (“Running Royalty”), Licensee shall pay to NCSU ten percent (10.0%) of any Sublicense Revenues received by Licensee as consideration for a Sublicense grant under the Patent Rights. It is agreed that Licensee shall not receive from a sublicensee anything of value in lieu of cash payments in consideration for any Sublicense under this License Agreement without the prior written permission of NCSU, such consent not to be unreasonably withheld or delayed.

3.07 Minimum Royalties

Licensee's obligation to pay minimum annual royalties begins on January 1, 2023. Non-refundable, non-creditable minimum annual royalties are payable to NCSU within thirty (30) days after the beginning of the application calendar year as specified below and in Article 5.02 (“Royalty Reports”). The actual royalty due under Article 3.04 (“Running Royalty”) for a particular calendar year will be credited against the minimum royalties due in that year. Minimum annual royalties payable to NCSU are as follows:

(a)	Calendar year 2019, 2020, 2021, and 2020: US$0.00;

(b)	Calendar year 2023: US$2,500.00;

(c)	Calendar year 2024 and 2025: US$7,500.00;

(d)	Calendar year 2026 and 2027: US$15,000.00;

(e)	Calendar year 2028 and 2029: US$35,000.00;

(f)	Calendar year 2030 and each calendar year thereafter in which this License Agreement is in effect: US$50,000.00.

3.08 Interest

Payments required under this License Agreement shall be made on or before the due date or within thirty (30) days of any invoice date on invoices received from NCSU. If overdue, payments shall bear interest until payment at the rate for past-due accounts receivable set by the Secretary of the North Carolina Department of Revenue and in effect on the due date. N.C.G.S. §105-241.21 and N.C.G.S. §147-86.23. The payment of such interest does not foreclose NCSU from exercising any other rights it may have as a consequence of the lateness of the payment, including termination in accordance with Article 12.03 (“Termination by NCSU”) herein.

3.09 Currency Conversion

If Licensed Products and Licensed Services are sold in a currency other than United States dollars, the Net Sales shall first be determined in the foreign currency of the country in which such Products or Services are sold and then converted to United States dollars at the rate published by the Wall Street Journal (United States edition) or its successor for conversion of that foreign currency into United States dollars on the last day of the quarter for which such payment is due. Licensee shall be responsible and pay all fees associated with any wire transfer and all loss of exchange value, taxes, or other expenses incurred in the transfer or conversion of foreign currency into United States dollars, and any income, remittance, or other taxes on such royalties required to be withheld at the source, and shall not decrease the amount of royalties due to NCSU thereby. Royalty Reports under Article 5.01 will show sales both in local currency and United States dollars, with the exchange rate used.

ARTICLE 4 – DUE DILIGENCE REQUIREMENTS

4.01 Licensee must use its commercially reasonable efforts to bring Licensed Products and Licensed Services to market through a thorough, vigorous and diligent program for exploitation of the Patent Rights, to develop manufacturing capabilities, and to continue active, diligent marketing efforts for Licensed Products and Licensed Services throughout the term of this License Agreement. In addition to this general commitment to commercialization, Licensee agrees to meet the milestones set forth in the Development and Commercialization Schedule established in attached Appendix C. The parties agree that the Development and Commercialization Schedule established in attached Appendix C is reasonable.

4.02 Licensee’s failure to meet any milestone set forth in Appendix C that is scheduled for completion on or before December 31st, 2024 shall be a material breach of this License Agreement unless, at least sixty (60) days prior to the original due date Licensee sends written notice to NCSU explaining the reasons for mission the deadline and demonstrating that Licensee has used reasonable efforts to bring the License Products and/or Services to market. NCSU will automatically grant a one-time extension for such milestone for a period of six (6) months.

4.03 Variations from Appendix C that occur after December 31st, 2024 must be expressly approved by NCSU in writing, such approval not to be unreasonably withheld.

4.04 Notwithstanding the foregoing, the parties acknowledge that the dates or timelines outlined or established for the achievement of such milestones assume that product candidates do not encounter regulatory or other delays for reasons outside of Licensee’s reasonable control. Licensee and NCSU shall negotiate in good faith the extension of these dates in the event any matters outside of Licensee’s reasonable control adversely affect achievement of any stated milestones by the dates or timelines outlined or established therefore.

ARTICLE 5 – REPORTS

5.01 Progress Reports

Six (6) months after the Effective Date, and semi-annually thereafter, Licensee shall provide to NCSU progress reports detailing activities of Licensee relevant to Licensee’s Development and Commercialization Schedule (Appendix C). The progress report will include a summary of Licensee’s development progress for the previous six (6) month period, Licensee’s development plans for the six (6) month period following the report, and any additional information required for NCSU to meet its government reporting obligations. The progress report will include an update on Licensee’s progress towards first commercial sale and the milestones, if any, listed in Appendix C. Licensee may submit the progress report electronically to NCSU email address ncsulicenses@ncsu.edu.

5.02 Royalty Reports

After the First Commercial Sale of a Licensed Product or Licensed Service, and in addition to the reports required under Article 5.01 (“Progress Reports”), Licensee must render to NCSU quarterly a written report setting forth for the preceding calendar quarter all applicable information specified in Appendix E (“Royalty Report”). Royalty Reports shall be due within thirty (30) days of March 31, June 30, September 30, and December 31 and each Royalty Report shall be accompanied by the payment of all royalties due for the calendar quarter preceding. Licensee may submit the Royalty Report electronically to NCSU email address ncsulicenses@ncsu.edu within thirty (30) days of the end of the quarter. If Licensee submits the Royalty Report electronically, Licensee’s royalty payment must also be received within thirty (30) days of the end of the quarter. Royalty Reports tendered must include the date of First Commercial Sale, the commercial name of the Licensed Product or Licensed Service, the calculation of royalties by product by country, and any additional information required for NCSU to meet its government reporting obligations. Licensee must list any and all patents associated with each product, in substantially the format provided in Appendix E.

ARTICLE 6 – RECORDS

6.01 Licensee must keep full, true and accurate books of accounts and other records containing all particulars necessary to properly ascertain and verify the amounts payable to NCSU hereunder. These books of account must be kept at Licensee’s principal place of business or the principal place of business of the appropriate division of Licensee to which this License Agreement relates for a minimum of five (5) years following the end of the calendar year to which they pertain.

6.02 NCSU shall have the right, from time to time and at reasonable times during normal business hours, through an independent certified public accountant or auditor (each as to whom Licensee has no reasonable objection) to examine the records of Licensee, including, but not limited to, sales invoice registers, sales analysis reports, original invoices, inventory records, price lists, sublicense and distributor agreements, accounting general ledgers, third-party royalty reports, cost information, pricing policies, sales tax returns, and agreements with Third Parties (including sublicensees, designees, Affiliates of Licensee, and customer) to the extent necessary to verify the calculation of any royalties and/or fees payable under this License Agreement. Such examination and verification shall not occur more than once each calendar year. Licensee agrees to cooperate fully with NCSU’s accountant or auditor in connection with any such review. If any such examination and verification reveals an underpayment by Licensee to NCSU of more than five (5.0%) for any quarter examined, Licensee shall immediately pay NCSU the amount of such underpayment plus interest, in accordance with Article 3.12 (“Interest”) and shall reimburse NCSU for all expenses incurred in the examination and verification of the records by the independent certified public accountant. Any overpayment by Licensee shall be a credit against future royalties owed hereunder.

ARTICLE 7 – SUBLICENSES

7.01 Permission to Grant

Licensee may grant Sublicenses to Third Parties provided that: (i) the terms of the Sublicense are consistent with this License Agreement; and (ii) Licensee is represented in Sublicense negotiations by external legal counsel who shall have reviewed this License Agreement. Licensee will provide an unredacted copy of any Sublicense agreement, and any and all amendments thereto, to NCSU within thirty (30) days of execution.

7.02 Terms of Sublicense

Any grant to a Third Party of a Sublicense within the Field of Use under the Patent Rights shall be on the following conditions:

(i)	be consistent with the terms, conditions and limitations of this License Agreement;

(ii)	contain the acknowledgment by the sublicensee of the disclaimer of warranty and limitation of NCSU’s liability, as provided in this License Agreement;

(iii)	require sublicensee to indemnify NCSU for any actions of sublicensee;

(iv)	contain a prohibition on further transfer of Patent Rights by sublicensee; provided, however, this prohibition will not apply to a sublicensee who has been granted an exclusive license to exercise the Patent Rights in a specific subfield within the Field of Use;

(v)	ensure the sublicensee submits reports to Licensee in accordance with Article 5;

(vi)	unless expressly stated in this License Agreement, no such Sublicense or attempt to obtain a sublicensee relieves the Licensee of its obligations under Article 4 nor does it relieve the Licensee from its obligations to pay NCSU any and all fees, royalties, and other payments due under this License Agreement; and

(vii)	NCSU is a Third Party beneficiary of such Sublicense, entitled to enforce it in accordance with its terms.

7.03 Licensee Responsible for Compliance

Licensee remains fully liable to NCSU for the performance of its sublicensees.

ARTICLE 8 – PATENT PROSECUTION

8.01 Prosecution

NCSU will retain outside patent counsel to apply for, prosecute, engage in post grant/issuance proceedings (such as, but not limited to, post-grant reviews, inter partes review, and ex parte reexamination), and maintain during the term of this License Agreement, all patents and patent applications specified as Patent Rights in the United States and in the foreign countries designated by Licensee. Licensee must inform NCSU in writing which foreign countries, if any, in which Licensee desires patent protection and Appendix A will be amended in writing to reflect those designations. If Licensee does not elect patent protection in a foreign country within sixty (60) days after notification by NCSU that such election shall be made, Licensee will forfeit rights in that country and the foreign patent application and resulting patents for such country will be excluded from Patent Rights.

8.02 Licensee Review and Advice

Licensee will be given reasonable opportunities to advise NCSU in the filing, prosecution, and maintenance of Patent Rights and will cooperate with NCSU in such filing, prosecution, and maintenance. At Licensee’s request and expense, NCSU will instruct patent counsel to provide copies of all prosecution documents relating to Patent Rights so that Licensee may have the opportunity to offer comments and remarks thereon, such comments and remarks to be given due consideration by NCSU. However, notwithstanding anything to the contrary in this License Agreement, all decisions with respect to the filing, prosecution, and maintenance of Patent Rights are reserved solely to NCSU.

8.03 Surrender of Patent Rights

If Licensee provides NCSU with written notification that it will no longer support the filing, prosecution, or maintenance of a specified patent(s) and/or patent application(s) within the Patent Rights, then Licensee's responsibility for fees and costs related to the filing, prosecution, and maintenance of such subject Patent Rights will terminate sixty (60) days after NCSU’s receipt of such written notification. However, in such instances, sixty (60) days after NCSU’s receipt of, such patents and/or patent applications will no longer be included in Patent Rights (and Appendix A is deemed to be so amended accordingly), and Licensee surrenders all rights under this License Agreement to such patents, patent applications, and any patents issuing therefrom.

8.04 Patent Marking

Licensee must mark any Licensed Product, and Licensed Service sold in the United States and/or their containers, labels, and/or other packaging with all applicable United States patent numbers either by fixing thereon the word “patent” or the abbreviation “pat.”, together with the number of the patent, or as otherwise prescribed in 35 U.S.C. §287. All Licensed Products and Licensed Services shipped to or sold in other countries must be marked in such a manner as to conform to the patent laws and practices of the country of manufacture or sale.

8.05 Patent Extensions

Licensee and NCSU agree that the Patent Rights shall be extended by all means provided by law or regulation, including without limitation extensions provided under United States law at 35 U.S.C. §§154(b) and 156 or under equivalent legislation throughout the world including supplementary protection certificates in the EU. The parties hereby agree to provide each other and counsel with all necessary assistance in securing such extensions, including without limitation, providing all information regarding applications for regulatory approval, approvals granted, and the timing of same. Licensee acknowledges that extensions under 35 U.S.C. §156 must be applied for within sixty (60) days of the date that a Licensed Product receives permission under the provision of law under which the applicable regulatory review period occurred for commercial marketing or use, and that Licensee's failure to promptly provide the necessary information or assistance to NCSU during such sixty (60) day period will cause serious injury to NCSU, for which Licensee will be liable.

8.06 Challenge of Patent Validity or Enforceability

A.	In the event the Licensee, its Affiliate(s), its sublicensee, or any entity or person acting on Licensee’s behalf (all individually and collectively referred to herein as “Licensee Challenger(s)”) initiates or assists a Third Party in any proceeding or otherwise asserts any claim challenging the validity or enforceability of any of the Patent Rights in any court, administrative agency or other forum (“Challenge”), Licensee will or will require the Licensee Challenger(s) to:

a.	Provide to NCSU, at least one hundred and ninety (90) days prior to initiating any Challenge, a notification in writing (“Notice of Challenge”) that includes:

i.	Identification of the Licensee Challenger(s) who intends to submit such Challenge;

ii.	The court(s), administrative agency(ies) or other forum(ies) (or combination thereof) where such Challenge(s) will be filed and the date when such Challenge(s) will be filed; and

iii.	Details of any and all the facts, legal grounds, and legal arguments on which such Challenge(s) is based, including but not limited, to any prior art that forms the basis of any such Challenge.

B.	Thirty (30) days after providing the Notice of Challenge, Licensee will enter into good faith negotiations with NCSU for a period of at least sixty (60) days to explore a mutually acceptable solution that would eliminate the need by the Licensee Challenger(s) to file a Challenge.

C.	If any Licensee Challenger files a Challenge and at least one Valid Claim of a Patent Right covering the Licensed Product or Licensed Service that is subject to such Challenge survives the Challenge by not being found invalid or unenforceable by a court, administrative agency or other forum, regardless of whether the claim is amended as part of the Challenge, then Licensee will immediately owe to NCSU all costs and expenses incurred by NCSU (including actual attorneys’ fees) associated with the preparation and defense for each and every Challenge that is brought before such court, administrative agency or other forum. Licensee will make such payment within thirty (30) days of such decision by a court, administrative agency or other forum where each such Challenge is brought. Failure to make aforementioned payment within such thirty (30) days is a default for which NCSU at its sole discretion may terminate this License Agreement in accordance with Article 12.03 (“Termination by NCSU”).

D.	In the event at least one claim of the Patent Rights that is subject to a Challenge before a court, administrative agency or other forum survives the Challenge by not being found invalid or unenforceable by such court, administrative agency or other forum, regardless of whether the claim is amended as part of the Challenge, all royalty rates, minimum annual royalties, Sublicensing Revenue and other payment rates set forth in this License Agreement shall be automatically doubled immediately from the date of such finding for the remaining Term of this License Agreement.

ARTICLE 9 – INFRINGEMENT OF THIRD-PARTY RIGHTS

9.01 Licensee agrees to defend, hold harmless and indemnify NCSU for and against any third party claim of patent infringement arising from Licensee’s, its Affiliate’s, or its sublicensee’s exercise of Patent Rights granted in this License Agreement.

9.02 Licensee shall have the right to control the defense of any such claim, but due to its proprietary interest in the Patent Rights, NCSU must approve any settlement, consent judgment or disposition of the claim that (i) limits the scope, validity, or enforceability of patents included in the Patent Rights or (ii) admits fault or wrongdoing on the part of NCSU, such approval not to be unreasonably withheld. Licensee’s request for approval will include all information relating to such settlement, consent judgment or disposition of the claim. NCSU shall provide Licensee notice of its approval or denial within thirty (30) days of any written request for such approval by Licensee, provided that in the event NCSU wishes to deny such approval, such notice shall include a detailed written description of NCSU’s reasonable objections to the proposed settlement, consent judgment, or other voluntary disposition. NCSU will, subject to policies of the Board of Governors of the University of North Carolina, cooperate with Licensee in any reasonable manner deemed by Licensee to be necessary in the defense of the claim. Licensee will reimburse NCSU for any out of pocket expenses in providing assistance.

ARTICLE 10 – INFRINGEMENT OF NCSU’s PATENT RIGHTS

BY THIRD PARTIES

10.01 Prompt Notice

Each party to this License Agreement must inform the other promptly in writing of any alleged infringement of Patent Rights by a third party and of any available evidence of infringement.

10.02 Licensee Right to Enforce

In the event that Patent Rights are infringed by a Third Party within the Field of Use, Licensee has the right, but not the obligation, to either:

(a) settle the infringement by sub-licensing the alleged infringer (but only in accordance with the provisions of this License Agreement) or by other means reasonably acceptable to NCSU; or

(b) prosecute at its own expense or defend any declaratory judgement action with respect to any infringement of the Patent Rights. In the event Licensee prosecutes such infringement, Licensee may, if necessary for the purpose of standing, request to use the name of NCSU as party plaintiff. NCSU, at its discretion and with the permission of the Board of Governors of The University of North Carolina, may agree to become a party plaintiff, and costs associated therewith must be borne by Licensee in accordance with Article 10.03. If NCSU is so requested and the courts requires NCSU to be a party for the purposes of standing, NCSU will request and use reasonable efforts to obtain permission from the Board of Governors in the University of North Carolina to join. NCSU will participate in the litigation as a party if it obtains such permission.

While the Licensee has certain rights in accordance with Articles 10.02(a) and 10.02(b), if such action results in the Third Party challenging the validity or enforceability of the Patent Rights then, due to its proprietary interest in the Patent Rights, NCSU must approve any settlement, consent judgment, or disposition of the claims that (i) limit the scope, validity, or enforceability of any patents licensed under this License Agreement, or (ii) admits fault or wrongdoing on the part of NCSU, such approval not to be unreasonably withheld. Licensee’s request for approval will include all information relating to such settlement, consent judgement, or disposition of the claim. NCSU shall provide Licensee notice of its approval or denial within thirty (30) days of any written request for such approval by Licensee, provided that in the event NCSU wished to deny such approval, such notice shall include a detailed written description of NCSU’s reasonable objections to the proposed settlement, consent judgement, or other voluntary disposition. NCSU will, subject to the policies of the Board of Governors of the University of North Carolina, cooperate with Licensee in any reasonable manner deemed by Licensee to be necessary in the defense of the claim. Licensee will reimburse NCSU for any out of pocket expenses in providing assistance.

10.03 Expenses and Damages

If Licensee undertakes the enforcement and/or defense of the Patent Rights by litigation, NCSU will, subject to the policies of the Board of Governors of the University of North Carolina, provide all reasonable assistance in the litigation. The cost of any such action commenced or defended by Licensee, including reasonable expenses of NCSU (except for the attorneys’ fees of any independent counsel retained by NCSU, unless such independent counsel has been retained because an ethical conflict precludes Licensee’s counsel from representing NCSU, in which case the following sentence shall apply), shall be borne by Licensee. Licensee will bear the documented attorneys’ fees for independent counsel retained by NCSU due to an ethical conflict. Any recovery of damages by Licensee as a result of such action will be applied first in satisfaction of any unreimbursed expenses and attorneys’ fees of Licensee relating to the action, and second in satisfaction of unreimbursed legal expenses and attorneys’ fees of NCSU, if any, relating to the action. Licensee will pay ten percent (10.0%) of any balance of recovered damages or settlement after payment of expenses as provided in the preceding sentence. Licensee is entitled to settle any such litigation by agreement, consent, judgment, voluntary dismissal, or otherwise, with the consent of NCSU, which consent may not be withheld unreasonably.

10.04 NCSU Right to Enforce

If Licensee does not settle the infringement or institute legal action against the infringing activity within three (3) months of having been made aware of it, NCSU has the right, but is not obligated, to prosecute at its own expense any such infringements of the Patent Rights and to recover damages, whether through settlement or award, for its own account.

10.05 Loss of Patent Rights

Any of the foregoing notwithstanding, if at any time during the term of this License Agreement any of the Patent Rights are held invalid or unenforceable in a decision which is not appealable or is not appealed within the time allowed, Licensee has no further obligations to NCSU with respect to its future use or sale of any Licensed Product or Licensed Service covered by such Patent Rights. Nevertheless, in such circumstances Licensee does not have a damage claim or a claim for refund or reimbursement against NCSU.

ARTICLE 11 – REGULATORY APPROVALS

11.01 Regulatory Approvals

To the extent regulatory approval is required, Licensee must use its commercially reasonable best efforts to have the Licensed Products and/or Licensed Services approved for marketing in those countries in which Licensee intends to sell Licensed Products and/or Licensed Services. To accomplish these approvals at the earliest possible date, Licensee agrees to file or have filed any necessary data with appropriate government agencies as set forth in the Development and Commercialization Schedule in Appendix C.

11.02 Data

If this License Agreement terminates for any reason, Licensee must, within forty five (45) days following such termination and at its own expense, provide NCSU copies of (a) all regulatory approval applications described in Article 11.01 (“Regulatory Approvals”) (including all data and documentation relating thereto) and (b) all data, and all documentation related to the data, that could relate to market clearance applications, including, but not limited to, all in vitro and in vivo pre-clinical data, pharmacology data, toxicology data, human data and the like to the extent such information is in the exclusive control of the Licensee and/or sublicensee and not subject to obligations of confidentiality to any third party(ies) (together with the Regulatory Approvals, the “Licensee Assets”). Licensee shall grant to NCSU the right to access and to refer to all such Licensee Assets and to provide a copy thereof to potential licensees, under conditions of confidentiality consistent with Article 13 (“Confidentiality”), solely for use in NCSU’s efforts to license the Patent Rights to any third party. NCSU shall not be entitled to license, grant, or transfer to any third party any rights in such Licensee Assets. In the event NCSU agrees in writing to material economic terms with a Third Party concerning the grant of a license to such Third Party under the Patent Rights formerly licensed to Licensee hereunder, NCSU shall provide written notice thereof to Licensee and Licensee shall enter into good faith negotiations with such Third Party concerning the granting of rights to, or transfer of title in, the Licensee Assets to such Third Party on commercially reasonable terms, subject to any rights any sublicensees or other Third Parties may have with respect to any of the foregoing that survive termination of this Agreement.

ARTICLE 12 – TERM AND TERMINATION

12.01 Term

Unless sooner terminated as otherwise provided in this License Agreement, the Term of this License Agreement shall commence on the Effective Date and shall continue until the date of expiration of the last to expire of the Patent Rights, including any renewals or extensions thereof.

12.02 Termination by Licensee

Licensee may terminate this License Agreement at its sole discretion by giving NCSU written notice at least three (3) months prior to such termination. Should Licensee, at any time during the term of this License Agreement, cease efforts to commercialize Patent Rights, Licensee shall so notify NCSU and this License Agreement will terminate on the ninety first (91st) day after such notice. It is understood that Licensee will remain responsible for all monetary payments or other obligations that mature prior to the effective date of termination, as well as the payment of the license fees and Milestone Fee described in Articles 3.01 and 3.05.

12.03 Termination by NCSU

NCSU shall have the right to terminate this License Agreement upon the occurrence of any one or more of the following events:

a)	failure of Licensee to make any payment required pursuant to this License Agreement when due;

b)	failure to diligently commercialize as set forth in Article 4 (“Due Diligence Requirement”);

c)	failure of Licensee to render reports to NCSU as required by this License Agreement;

d)	the insolvency of the Licensee or the institution of any proceeding by Licensee under any bankruptcy or insolvency law or placement of Licensee’s assets in the hands of a trustee or receiver;

e)	failure of Licensee to follow any and all of the requirements of Article 8.06; or

f)	the material breach of any other material term of this License Agreement.

12.04 Automatic Termination and Reversion of License

Licensee shall give written notice to NCSU of its insolvency, intent to file a voluntary petition in bankruptcy, or of a third party’s intention to file an involuntary petition in bankruptcy against Licensee at least thirty (30) days prior to the filing of the petition. This License Agreement will terminate and the license will revert to NCSU without notice to Licensee upon the occurrence of either of the following events:

(a)	the insolvency of the Licensee; or

(b)	Licensee’s filing of a voluntary petition in bankruptcy without notice to NCSU.

Licensee’s filing of a voluntary petition without notice to NCSU shall be deemed a material, pre-petition, incurable breach.

12.05 Exercise and Right to Cure

In all cases of breach, other than those set forth in Article 12.04 (“Automatic Termination and Reversion of License”), NCSU may exercise its right of termination by giving Licensee or Licensee’s trustees, receivers, or assigns, thirty (30) days prior written notice of NCSU’s election to terminate. Upon expiration of such period, this License Agreement shall automatically terminate unless Licensee has cured the breach. Such notice and termination shall not prejudice NCSU’s right to receive accrued royalties or other sums due hereunder and shall not prejudice any cause of action or claim of NCSU accrued or to accrue on account of any breach or default by Licensee. Licensee’s ability to cure a breach will apply only to the first two breaches properly noticed under the terms of this License Agreement; any subsequent breach will entitle NCSU to terminate upon notice.

12.06 Post Expiration or Termination

(a) Within thirty (30) days of expiration or termination of this License Agreement, Licensee must, as directed by NCSU, return or destroy all information, data, organisms, biological materials, and/or models provided to Licensee by NCSU during the term of this License Agreement, retaining no copies. Further, Licensee must provide NCSU with a written statement signed by an authorized representative of Licensee certifying the destruction of all information data, and relevant materials in a safe and legal manner.

(b) Upon the termination of this License Agreement, Licensee shall cease manufacturing, processing, producing, using or selling Licensed Products; provided, however, that Licensee may continue to sell in the ordinary course of business Licensed Products that are fully manufactured and in Licensee’s normal inventory at the date of termination and provided, that Licensee pays NCSU any fees, royalties or other financial consideration as provided for in this License Agreement.

(c) Upon termination of this License Agreement, Licensee shall assign to NCSU all Sublicense agreements under the Patent Rights (to the extent permitted under such sublicenses), which Sublicenses shall continue according to their own terms as direct licenses from NCSU under the Patent Rights; provided, however, such terms are consistent with the terms of this License Agreement and the sublicensee assumes any and all obligations, including all financial obligations, of the Licensee to NCSU under this License Agreement.

ARTICLE 13 – CONFIDENTIALITY

13.01 Non-Disclosure

NCSU and Licensee will treat any confidential information or non-public information disclosed to it by the other party during the Term of this License Agreement (“Confidential Information”) with reasonable care and will not disclose such information to any other person, firm or corporation, unless such Third Party is bound by the obligations of confidentiality, non-disclosure and restricted use set forth in this Article 13. The receiving party may not use the disclosing party’s Confidential Information other than for the benefit of the parties hereto and for the performance of this License Agreement. These obligations of confidentiality, non-disclosure and restricted use remain in effect for each subject disclosure of Confidential Information during the term of this Agreement and for five (5) years thereafter. However, neither party is obligated, with respect to Confidential Information disclosed to it, or any part thereof, which:

(a) is already known to the receiving party at the time of the disclosure;

(b) becomes publicly known without the wrongful act or breach of this License Agreement by the receiving party;

(c) is rightfully received by the receiving party from a Third Party not having confidentiality obligations to the disclosing party;

(d) is subsequently and independently developed by employees of the receiving party who had no knowledge of the information, as verified by written records;

(e) is approved for release by prior written authorization of the disclosing party; or

(f) is disclosed pursuant to the requirements of applicable law or pursuant to any judicial or government requirement or order, provided that the party so disclosing takes reasonable steps to provide the other party sufficient prior notice in order to contest such request, requirement or order and provided that such disclosed confidential information otherwise remains subject to the obligations of confidentiality set forth in this Article 13.

13.02 Disclosure in Writing

NCSU and Licensee agree that any information to be treated as Confidential Information under this Article 13 must be disclosed in writing or in another tangible medium and must be clearly marked “CONFIDENTIAL”. Information disclosed orally must be described as confidential at the time disclosed and summarized and reduced to writing and communicated to the other party within thirty (30) days of such disclosure.

13.03 Licensee Commercialization Efforts.

Notwithstanding the foregoing, Licensee may use and disclose any Confidential Information related to the Patent Rights to investors, prospective investors, employees, consultants and agents with a need to know, collaborators, prospective collaborators or acquirors and other third parties in the chain of manufacturing and distribution, but if and only if Licensee obtains from each such recipient a written confidentiality agreement, the provisions of which are at least as protective of NCSU’s Confidential Information as those provided in this Article 13. Licensee may also disclose the terms and conditions of this License Agreement to any of the foregoing parties in its discretion. Subject to NCSU’s obligations under the North Carolina Public Records Act, NC-GS § 132, Licensee’s proprietary information contained in this License Agreement shall be deemed Licensee's Confidential Information.

13.04 Patent Rights

Notwithstanding anything to the contrary in this License Agreement, all unpublished research data and information relating to filing, prosecution, maintenance, defense, infringement, and the like regarding the Patent Rights (no matter how disclosed) is the Confidential Information of NCSU and subject to the provisions of Article 13.

ARTICLE 14 – NOTICES

14.01 For the purpose of all written communications and notices between the parties, other than reports and invoices/payments their addresses are:

NCSU	Licensee

NCSU Notice	COMPANY Notice

For delivery via the U.S. Postal Service	Hoth Therapeutics Inc.

Office of Research Commercialization	Attn: Hayley Behrmann
North Carolina State University	One Rockefeller Plaza, Suite 1039
Attn: Assistant Vice Chancellor	New York, NY, 10020
Campus Box 8210	hayley@hoththerapeutics.com
Raleigh, NC 27695-8210 USA

For delivery via courier

Office of Research Commercialization
North Carolina State University
Attn: Director of Licensing
Poulton Innovation Center
1021 Main Campus Drive
Raleigh, NC 27606 USA

Or any other addresses of which either party shall notify the other party in writing.

14.02 For the purpose of all communication between the parties regarding reports due under Article 5 (“Reports”) by the Licensee under this License Agreement, their addresses are:

NCSU	Licensee – Contact for reports

Please send all reports via email to:	Attn: Hayley Behrmann
ncsulicenses@ncsu.edu	One Rockefeller Plaza, Suite 1039
New York, NY, 10020
hayley@hoththerapeutics.com

Or any other addresses of which either party shall notify the other party in writing.

14.03 For the purpose of all communication between the parties regarding payments due by the Licensee under this License Agreement, their addresses are:

NCSU	Licensee – Contact for billing

Please remit payment to:	Please send invoice to:

NC State Treasurer	Hoth Therapeutics, Inc.
NC State University: FID 56-6000756	Attn: Hayley Behrmann
Accounts Receivable	One Rockefeller Plz Ste 1039
Campus Box 7203	New York, NY 10020
Raleigh, NC 27695-7203 USA
email: hayley@hoththerapeutics.com

Or any other addresses of which either party shall notify the other party in writing.

14.04 The date of giving any such notice, request, report, statement, disclosure or other communications, and the date of making any payment hereunder required (provided such payment is received), is the date of the U.S. postmark of such envelope if marked or the actual date of receipt if not marked or if delivered otherwise.

ARTICLE 15 – ASSIGNMENT

15.01 Licensee possesses unique expertise and resources to fully develop and commercialize the Patent Rights. This License Agreement may not be assigned, in whole or in part, by Licensee without the prior written consent of NCSU, except in connection with the sale of substantially all of Licensee’s assets or stock or sale of Licensee’s entire business or that part of the Licensee’s business to which this License Agreement relates; provide, however (i) such sale or transfer is not associated with bankruptcy or foreclosure proceedings that involves the Licensee, and/or (ii) there is no outstanding material breach of the License Agreement that has not been fully cured by the Licensee. Any other assignment of this License Agreement without the prior written consent of NCSU shall be void. This License Agreement shall bind and inure to the benefit of the successors and permitted assigns of the parties.

ARTICLE 16 – REPRESENTATIONS

16.01 NCSU represents and warrants that it has the authority to enter into this License Agreement and grant the exclusive rights to the Patent Rights.

16.02 NCSU represents that as of the Effective Date, to the current knowledge of Office of Research Commercialization, the entire right, title, and interest in the Patent Rights (including the inventions disclosed therein) have been assigned to NCSU and NCSU has the requisite power and authority to grant the licenses contained in this License Agreement.

16.03 Except for what is expressly provided in Article 16.01 and 16.02, NCSU MAKES NO OTHER REPRESENTATIONS OR WARRANTIES OF ANY KIND. IN PARTICULAR, THERE ARE NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE NOR IS THERE A WARRANTY THAT THE USE OF THE PATENT RIGHTS WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADEMARK OR OTHER RIGHTS. IN ADDITION, NOTHING IN THIS LINCESE AGREEMENT MAY BE DEEMED TO BE A REPRESENTATION OR WARRANTY BY NCSU OF THE VALIDITY OF ANY OF THE PATENTS OR THE ACCURACY, SAFETY, EFFICACY, OR USEFULNESS, FOR ANY PURPOSE, OF THE PATENT RIGHTS. NCSU HAS NO OBLIGATION, EXPRESS OR IMPLIED, TO SUPERVISE, MONITOR, REVIEW OR OTHERWISE ASSUME RESPONSIBILITY FOR THE PRODUCTION, MANUFACTURE, TESTING, MARKETING OR SALE OF ANY LICENSED PRODUCT OR LICENSED SERVICE.

ARTICLE 17 – INDEMNITY AND INSURANCE

17.01 NCSU, and its trustees, officers, employees, students, and agents will be indemnified, defended by counsel acceptable to NCSU, and held harmless by Licensee from and against any claim, liability, cost, expense, damage, deficiency, loss or obligation, of any kind or nature (including, without limitation, reasonable attorneys’ fees and other costs and expenses of defense) based upon, arising out of, or otherwise relating to Licensee’s or its Affiliates’ or sublicensees’ exercise of the license(s) granted under this License Agreement, including but not limited any action related to product liability.

17.02 Licensee must maintain in force throughout the Term of this License Agreement or for five (5) years after the last commercial sale of a Licensed Product or Licensed Service, whichever is later, at its sole cost and expense, with licensed and reputable insurance companies, general liability insurance and, prior to use in humans, clinical trials, or otherwise commercialized, products liability insurance coverage in amounts reasonably sufficient to protect against liability under Article 17.01. NCSU has the right to ascertain from time to time that such coverage exists, such right to be exercised in a reasonable manner.

17.03 Neither party is an agent of the other party for any purpose whatsoever.

ARTICLE 18 – EXPORT CONTROLS

18.01 The license granted in this License Agreement is conditioned upon compliance with all of the United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes and other commodities and technology. The transfer of certain technical data and commodities may require a license from the cognizant agency of the United States Government and/or written assurances by Licensee that Licensee will not export data or commodities to certain foreign countries without prior approval of such agency. NCSU makes no promise or representation that a license is not required nor that, if required, it will be issued.

ARTICLE 19 – USE OF A PARTY’S NAME

19.01 Neither party may, without the prior written consent of the other party:

(a)	use in any publication, advertising, publicity, press release, promotional activity or otherwise, any trade-name, personal name, trademark, trade device, service mark, symbol, image, icon, or any abbreviation, contraction or simulation thereof owned by the other party or owned by the other party; or

(b)	use the name or image of any employee or agent of the other party in any publication, publicity, advertising, press release, promotional activity or otherwise; or

(c)	represent, either directly or indirectly, that any product or service of the other party is a product or service of the representing party or that it is made in accordance with or utilizes the information or documents of the other party.

All requests for such consent related to an NCSU name, image, employee or agent must be directed to the NCSU Office of Research Commercialization.

19.02 Both parties may release factual statements regarding the existence of this License Agreement such as “NCSU and Licensee have entered into an exclusive license agreement for XXX technology”. Any other type of statement, advertisement, press release, promotional activity or otherwise by either party that uses the name of the other party will require the prior written consent of the named party.

ARTICLE 20 – SEVERANCE AND WAIVER

20.01 Each clause of this License Agreement is a distinct and severable clause and if any clause is deemed illegal, void or unenforceable, the validity, legality or enforceability of any other clause or portion of this License Agreement will not be affected.

20.02 The failure of a party in any instance to insist upon the strict performance of the terms of this License Agreement is not a waiver or relinquishment of any of the terms of this License Agreement, either at the time of the party’s failure to insist upon strict performance or at any time in the future, and such terms will continue in full force and effect.

ARTICLE 21 – TITLES

21.01 All titles and article headings contained in this License Agreement are inserted only as a matter of convenience and reference. They do not define, limit, extend or describe the scope of this License Agreement or the intent of any of its provisions.

ARTICLE 22 – SURVIVAL OF TERMS

22.01 The provisions of Articles 2.04 (“Government Rights”), 11.02 (“Data”), 12.02 (“Termination by Licensee”), 12.05 (“Exercise and Right to Cure”), 12.06 (“Post Expiration or Termination”), 13 (“Confidentiality”), 17 (“Indemnity and Insurance”), and 19 (“Use of a Party’s Name”) shall survive the expiration or termination of this License Agreement.

ARTICLE 23 – GOVERNING LAW

23.01 This License Agreement is entered into in the State of North Carolina and must be interpreted in accordance with and its performance governed by the laws of the State of North Carolina, without reference to its conflicts of laws provisions. Any and all litigation relating to this License Agreement or the parties' performance hereunder must be in the State Courts of North Carolina with the venue being Wake County.

ARTICLE 24 – ENTIRE UNDERSTANDING

24.01 This License Agreement represents the entire understanding between the parties, and supersedes all other agreements, express or implied, between the parties concerning the subject matter hereof, and is not subject to any change or modification except by the execution of a written instrument subscribed to by authorized representatives of the parties.

ARTICLE 25 – ELECTRONIC COPY

25.01 The parties to this document agree that a copy of the original signature (including an electronic copy) may be used for any and all purposes for which the original signature may have been used. The parties further waive any right to challenge the admissibility or authenticity of this document in a court of law based solely on the absence of an original signature.

IN WITNESS WHEREOF, the parties have executed this License Agreement on the dates set forth below.

NORTH CAROLINA STATE UNIVERSITY HOTH THERAPEUTICS INC.

By:	/s/ Kultaran Chohan	By:	/s/ Robb Knie
	Kultaran Chohan, Ph.D., LL.M, CLP	Name:	Robb Knie
	Director of Licensing	Title:	CEO
Office of Research Commercialization

Date:       November 20, 2019____________________ Date: ___ November 20, 2019

APPENDICES

Appendix A—PATENT RIGHTS

Appendix B—MILESTONE FEES

Appendix C—DEVELOPMENT AND COMMERCIALIZATION SCHEDULE

Appendix D—ROYALTY REPORT FORM

APPENDIX A—PATENT RIGHTS

1.	US Provisional Patent Application No. TBD titled “Exon Skipping of FC-Epsilon-RI-Beta and MS4A6A in Combination for the Treatment of Allergic Diseases” filed on November 8th, 2019 (NCSU Ref. No. 18138).

Appendix B—MILESTONE FEES

1.	A non-refundable, non-creditable milestone payment of US$35,000.00 (US Thirty Five Thousand Dollars) upon receiving FDA approval for the first Investigational New Drug Application (IND) incorporating the Patent Rights (as defined in the US Federal Food, Drug, and Cosmetic Act) in the US or equivalent in any non-US country, for each new intended use of a License Product.

2.	A non-refundable, non-creditable milestone payment of US$200,000.00 (US Two Hundred Thousand Dollars) upon initiation of a Phase II clinical trial incorporating the Patent Rights (as defined in the US Federal Food, Drug, and Cosmetic Act) in the US or equivalent in any non-US country, for each new intended use of a License Product.

3.	A non-refundable, non-creditable milestone payment of US$350,000.00 (US Three Hundred and Fifty Thousand Dollars) upon receiving FDA approval for a New Drug Application (NDA) or Biologics License Application (BLAs) incorporating the Patent Rights (as defined in the US Federal Food, Drug, and Cosmetic Act) in the US or equivalent in any non-US country, for each new intended use of a License Product.

APPENDIX C—DEVELOPMENT AND COMMERCIALIZATION SCHEDULE

1.	By December 31st, 2022, Licensee will work with NCSU to complete an in vivo GLP study incorporating a Licensed product in a small animal model.

2.	By December 31st, 2024, Licensee or its sublicensee will submit an Investigational New Drug Application incorporating a Licensed product to the US FDA.

3.	By December 31st, 2026, Licensee or its sublicensee will initiate Phase II clinical trials incorporating a Licensed Product.

4.	By December 31st, 2030, Licensee or its sublicensee will make its First Commercial Sale of a Licensed Product.

APPENDIX D—ROYALTY REPORT FORM

Hoth Therapeutics Inc. License Agreement Royalty Report for the Period

____________through__________

Instructions: Please fill in all boxes (write "none" if not applicable), and sign and date at bottom.

Prod.#_________ Prod. Name: ___________________

NCSU Patents: ___________________

Please provide patent numbers and patent application numbers of all NCSU patents covering this product.

Government Approvals: ___________________

Date of First Commercial Sale: ___________________

Country	Gross Billings	Deductions	Type of Deduction	Net Sales	Royalty Rate	Royalties Due

Subtotal for Product

Prod.#_________ Prod. Name: ___________________

NCSU Patents: ___________________

Please provide patent numbers and patent application numbers of all NCSU patents covering this product.

Government Approvals: ___________________

Date of First Commercial Sale: ___________________

Country	Gross Billings	Deductions	Type of Deduction	Net Sales	Royalty Rate	Royalties Due

Subtotal for Product

USE ADDITIONAL SHEETS FOR ADDITIONAL PRODUCTS.

Total amount enclosed $_______________

Hoth Therapeutics Inc.

By:	Date:

Name and Title: